Securities and Exchange Commission
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
October 19, 2005
American Natural Energy Corporation

(Exact name of registrant as specified in its charter)

Oklahoma	0-18596	73-1605215

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
6100 South Yale — Suite 300, Tulsa, Oklahoma 74136

(Address of principal executive offices)
Registrant’s telephone number, including area code: (918) 481-1440

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On October 19, 2005, American Natural Energy Corporation (the “Company”) executed the definitive Exploration and Development Agreement (the “Agreement”) with Dune Energy, Inc. (“Dune”), providing for the creation of an area of mutual interest covering an area of approximately 31,367 acres. A preliminary agreement which provided for the execution of a definitive agreement was entered into on September 12, 2005.
     Pursuant to the terms of the Agreement, Dune agreed to pay to the Company a prospect fee in the amount of $1.0 million, of which $225,000 was paid on September 14, 2005, $225,000 was paid on September 30, 2005, $225,000 was paid on October 19, 2005, $162,500 is due on November 30, 2005 and $162,500 is due on January 10, 2006. In the event the Company and Dune elect to complete the first two exploratory wells drilled pursuant to the Agreement, upon the receipt by Dune of a log from either of those two wells, Dune will pay to the Company an additional prospect fee of $500,000.
     The area of mutual interest created by the Agreement, in which the Company and Dune have agreed to share all rights, title and interest owned or acquired on an equal basis, includes the Company’s Bayou Cuba lease acreage of approximately 1,319 acres, the acreage covered by the Company’s development agreement with ExxonMobil Corporation (“ExxonMobil”) of approximately 11,486 acres and an additional 31,367 acre area, as well as any additional acreage offered to the Company or Dune by ExxonMobil as the result of the acquisition of additional 3-D seismic data by the parties under the terms of the Agreement. If either party acquires any interests in lands included in the area of mutual interest created by the Agreement, the acquiring party is required to notify the non-acquiring party which will have the opportunity to participate in the acquisition by paying its proportionate share of the price for such properties.
     Under the terms of the Agreement, the Company agreed to share with Dune the Company’s 3-D seismic data covering an area of approximately 23.138 square miles within the area of mutual interest. The Company and Dune agreed to initiate discussions with ExxonMobil to acquire additional 3-D seismic data with each party to pay equally for the cost of acquiring the data.
     The Agreement provides that either party can propose drilling prospects with the non-proposing party given the right to participate in the drilling prospect and pay its proportionate share of all drilling and completion costs. The Company will be the operator of each drilling prospect and completed well, subject to the rights of ExxonMobil under its development agreement with the Company.
     The Agreement will remain in effect so long as the Company’s development agreement with ExxonMobil remains in effect. The Agreement excludes certain specified existing wells of the Company, certain litigation rights of the Company, and the Company’s production facility and equipment and personal property. The

Company’s interest in the area of mutual interest created by the Agreement is subject to the terms of other agreements to which the Company is a party.
Item 9.01. Financial Statements and Exhibits.
(a)	Financial Statements of businesses acquired. None required.

(b)	Pro forma financial information. None required.

(c)	Exhibits:

Exhibit Number	Description of Document
10.1	Exploration and Development Agreement between the Company and Dune Energy, Inc.

Signatures
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

American Natural Energy Corporation

Dated: October 25, 2005	By:	/s/ Michael K. Paulk

Michael K. Paulk, President